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                                                                      EXHIBIT 19

                                 PRESS RELEASE


NEWS For Immediate Release

Company Contact: Nancy R. Kyle  215-784-6436
                 nkyle@kns.com


        Kulicke and Soffa Completes Successful Tender Offer for Cerprobe

     Willow Grove, PA November 24, 2000 - Kulicke and Soffa Industries, Inc. (NASDAQ: KLIC), the world's largest supplier of semiconductor assembly equipment, announced today that its tender offer for all of the outstanding shares of common stock of Cerprobe Corporation (NASDAQ:CRPB) for $20.00 per share in cash expired at 12:00 Midnight on Wednesday, November 22, 2000. Shareholders of Cerprobe validly tendered approximately 8,858,449 shares (or 92.5% of the outstanding shares) of Cerprobe, which Kulicke and Soffa has accepted for payment. Kulicke and Soffa will promptly make payment for such shares.

     In addition, Kulicke and Soffa has received Notices of Guaranteed Delivery with respect to 254,284 shares (or 2.7% of the outstanding shares) that have not yet been validly tendered. Under the terms of the tender offer, shares of common stock listed in a Notice of Guaranteed Delivery must be validly tendered within 3 trading days following the delivery of the notice in order for Kulicke and Soffa to accept shares for payment.

     Kulicke and Soffa will now proceed to acquire the remaining outstanding shares of common stock of Cerprobe through a merger in which shares of common stock not purchased in the tender offer or for which shareholders do not seek appraisal rights will be converted, upon completion of the merger, into the right to receive $20 per share in cash.

     The tender offer was made under the definitive Agreement and Plan of Merger by and among Kulicke and Soffa, Cardinal Merger Sub., Inc., a wholly owned subsidiary of Kulicke and Soffa, and Cerprobe, which was announced on October 12, 2000.

     Cerprobe is a recognized world leader in the design and manufacture of semiconductor test interconnect solutions. Cerprobe offers products and integrated systems for wafer and IC package testing. Cerprobe markets and distributes its products and systems worldwide, and operates domestic manufacturing facilities in Arizona, California, and Texas and international manufacturing facilities in France, Scotland, Taiwan, and Singapore.


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     Kulicke and Soffa is the world's largest supplier of semiconductor assembly equipment and materials. The company provides scaleable solutions for the assembly of chip and wire, flip chip and chip scale packages. Chip and wire solutions combine wire bonding, die bonding and wafer dicing equipment with wire, capillaries, die collets and saw blades. Flip chip solutions include die placement equipment, flip chip bumping technology and thin film laminates. Kulicke and Soffa also offers unique CSP packaging technology as well as factory integration products and services. It has sales, service and applications development facilities worldwide.

                 CAUTION CONCERNING FORWARD LOOKING STATEMENTS

     THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS. WHILE THESE FORWARD-LOOKING STATEMENTS REPRESENT OUR JUDGMENTS AND FUTURE EXPECTATIONS CONCERNING THE DEVELOPMENT OF OUR BUSINESS AND THE TIMING AND BENEFITS OF THE ACQUISITION, A NUMBER OF RISKS, UNCERTAINTIES AND OTHER IMPORTANT FACTORS COULD CAUSE ACTUAL DEVELOPMENTS AND RESULTS TO DIFFER MATERIALLY FROM OUR EXPECTATIONS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO: THOSE LISTED OR DISCUSSED IN CERPROBE'S 1999 ANNUAL REPORT ON FORM 10-K405 AND KULICKE AND SOFFA'S 1999 ANNUAL REPORT ON FORM 10-K; BUSINESS AND ECONOMIC CONDITIONS IN OUR INDUSTRY AND IN CERPROBE'S INDUSTRY; THE RISK THAT THE CERPROBE BUSINESS WILL NOT BE SUCCESSFULLY INTEGRATED INTO KULICKE AND SOFFA; THE COSTS RELATED TO THE TRANSACTION; THE INABILITY TO OBTAIN OR MEET CONDITIONS IMPOSED FOR GOVERNMENTAL APPROVALS FOR THE TRANSACTION; THE RISK THAT ANTICIPATED SYNERGIES WILL NOT BE OBTAINED OR NOT OBTAINED WITHIN THE TIME ANTICIPATED; THE RISK THAT WE WILL NOT BE SUCCESSFUL IN MAKING TECHNOLOGICAL ADVANCES AND OTHER KEY FACTORS THAT WE HAVE INDICATED COULD ADVERSELY AFFECT OUR BUSINESSES AND FINANCIAL PERFORMANCE CONTAINED IN OUR PAST AND FUTURE FILINGS AND REPORTS, INCLUDING THOSE WITH THE SEC. MORE DETAILED INFORMATION ABOUT THOSE FACTORS IS SET FORTH IN FILINGS MADE BY CERPROBE AND KULICKE AND SOFFA WITH THE SEC. NEITHER CERPROBE NOR KULICKE AND SOFFA IS UNDER ANY OBLIGATION TO (AND EXPRESSLY DISCLAIMS ANY SUCH OBLIGATIONS
TO) UPDATE OR ALTER ITS FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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